EXHIBIT 1(C)



                             GENERAL LOAN AGREEMENT


THIS GENERAL LOAN AGREEMENT ("Agreement") executed this MARCH 30, 1996, is between KOSZEGI INDUSTRIES, INC. AND FORWARD INDUSTRIES, INC. at 702 S. CHAPIN STREET, SOUTH BEND, INDIANA 46624, jointly and severally if more than one person or entity ("Borrower"), and 1st Source Bank, an Indiana financial institution with principal offices located at 100 North Michigan Street, (Attention: Commercial Loan Services), South Bend, Indiana, 46601 ("1st Source").

WHEREAS, Borrower and 1st Source desire to set forth a single agreement governing certain extensions of credit from 1st Source to Borrower, thereby achieving cost savings and reducing administrative burdens.

NOW, THEREFORE, in consideration of the premises, Borrower and 1st Source agree:

1. Definitions. As used herein:
   ------------

   (a) "Collateral" means all property of Borrower which now or hereafter secures obligations of Borrower to 1st Source, including that property of Borrower in which 1st Source has been granted a mortgage or security interest as described in the Loan Documents.

   (b) "Loan Documents" means this Agreement, the Notes, all real estate mortgages and security agreements previously, concurrently, or hereafter signed and delivered by Borrower in favor of 1st Source, including but not limited to the previously signed mortgages and security agreements herein described:
                                               TYPE
                                               ----

   Date                       Security Agreement         Mortgage
   ----                       ------------------         --------

   MARCH 30, 1996                     X
   APRIL 1, 1993                                            X
   AUGUST 30, 1991                    X


       and all other documents and instruments delivered to or for the benefit of 1st Source by any person in connection with any of the foregoing, including without limitation all guaranty agreements, pledge agreements and subordination agreements, and all amendments and supplements to any of the foregoing.

   (c) "Loans" means the loan facilities subject to this Agreement as described in Section 3 hereof.

   (d) "Notes" means the notes signed and delivered by Borrower to 1st Source to evidence the Loans, and all renewals, extensions and modifications of those notes and replacements for those notes.

2. Representations and Warranties.  To induce 1st Source to enter into this
   -------------------------------
   Agreement, Borrower represents and warrants to 1st Source that:

   (a) Borrower is duly organized and existing under the laws of the State of INDIANA FOR KOSZEGI INDUSTRIES, INC. AND THE STATE OF NEW YORK FOR FORWARD INDUSTRIES, INC. and is qualified to do business and in good standing and existence in such state and in all states where qualification is necessary; and Borrower has the power and authority to carry on its business











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       as presently conducted and to execute and deliver the Loan Documents to which it is a party and to perform Borrower's obligations under those Loan Documents.

   (b) Borrower has duly authorized the execution of the Loan Documents to which it is a party by the persons who sign them for and on Borrower's behalf, and has duly authorized the delivery of and the performance by Borrower under those Loan Documents, and none of the provisions of the Loan Documents contravenes or is in conflict with its articles of incorporation or by-laws or its partnership agreement, as the case may be, or contravenes or conflicts with or may constitute an event of default under (with or without notice or lapse of time) any provision of any agreement, instrument, court order or judgment which binds or affects Borrower or its property, or requires the approval or consent of any third party.

   (c) Upon the execution and delivery of the Loan Documents to which Borrower is a party, each of those Loan Documents will constitute the legal, valid and binding obligations of the Borrower enforceable against Borrower in accordance with its terms, except as enforcement of remedies may be limited by reorganization, bankruptcy, insolvency or other similar laws affecting generally the enforcement of creditors' rights and by general principles of equity.

   (d) The financial statements of Borrower previously delivered to 1st Source were prepared in accordance with generally accepted accounting principles consistent with prior years unless specifically noted thereon, and correctly represent the financial condition of Borrower as of the dates shown on those financial statements. The balance sheets delivered to 1st Source disclose all known or anticipated liabilities, direct or indirect, fixed or contingent, as of their dates. Since the date of the most recent financial statements delivered to 1st Source there have been no material adverse changes in the financial condition or prospects of Borrower.

   (e) All federal and applicable state and local income tax returns and reports for Borrower have been filed, and all taxes due from Borrower have been paid. Borrower is in compliance with all laws regarding the withholding of taxes.

   (f) All information furnished to 1st Source concerning Borrower, the Collateral or any guarantor of Borrower's obligations to 1st Source is true and correct in all material respects and no omission or misrepresentation of material fact renders that information misleading.

   (g) No arbitration and no litigation or proceeding of any governmental body is presently pending, or threatened to the knowledge of Borrower, against Borrower.

3. Loans.  Each extension of credit from 1st Source to Borrower, whether now
   ------
   existing or hereafter created, which is not subject to another loan agreement which expressly governs that extension of credit, shall be governed by this Agreement unless the documents evidencing such extension of credit expressly provide otherwise. 1st Source may receive payments on the Notes by charging any depository account of Borrower maintained with 1st Source. Notice of the amount and date of such charges shall be mailed to Borrower by 1st Source on the date of such charge.

   If any Loan is a revolving loan evidenced by a Note that is a revolving loan note, Borrower may, at any time and from time to time from the date of such Note to the termination date specified therein, borrow, pay, reborrow, and repay such amounts as Borrower may determine, provided, that the aggregate principal sum outstanding at any time under such Loan shall not exceed the principal amount set forth in such Note. 1st Source will charge a transaction fee of $25.00 for each advance under a revolving Loan after the fifth advance in any month.








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4.  Covenants of Borrower.
    ----------------------

4.1 Negative Covenants.  Without the prior written consent of 1st Source, until
    -------------------
    payment in full of the Notes and for as long as 1st Source is obligated to extend credit hereunder, Borrower shall not:

    (a) Enter into any consolidation or merger with, or otherwise acquire the assets of, any person, or create, purchase or acquire any subsidiary; or

    (b) Allow to occur any material change in the nature of Borrower's business as carried on as of the date of this Agreement or in the financial condition or prospects of Borrower, which change would have a material adverse effect on the position of 1st Source;

    (c) Make capital expenditures in any fiscal year in excess of 100% OF PRIOR YEARS DEPRECIATION;

    (d) Create, incur, assume or suffer to exist any mortgage, pledge, lien, security interest or other encumbrance upon any of its assets, real or personal, tangible or intangible, whether owned at the date of this Agreement or thereafter acquired, except that such prohibition shall not apply to purchase money security interest, liens for taxes or assessments which are not yet due, security interests granted and mortgages of property in favor of 1st Source, and encumbrances expressly permitted by the Loan Documents;

    (e) Sell, transfer, or lease assets to any person other than in the ordinary course of Borrower's business or as expressly allowed by the Loan Documents;

    (f) Make any loans or cash advances to, or any investment in, any person, except for advances made in the ordinary course of Borrower's business;

    (g) Assume, guarantee or otherwise become liable as guarantor, surety or otherwise for the obligations of any person;

    (h) Incur, assume, create or suffer to exist any indebtedness for borrowed money, except indebtedness owed to 1st Source and existing indebtedness shown in the financial statements of Borrower referred to in paragraph 2(d) or as disclosed previously in writing to 1st Source;

    (i) Declare or pay any dividends on or make any other distributions with respect to any shares of the capital stock of Borrower, or purchase, redeem, retire, or otherwise acquire any outstanding shares of its stock; provided, if no event of default exists under this Agreement and no event of default would exist after the payment of a distribution, Borrower may make distributions with respect to its stock in any fiscal year which shall not exceed an aggregate amount equal to the sum of (i) the combined federal and state income tax liabilities, if any, incurred by Borrower's shareholders arising solely from the status of Borrower as "S corporation" (as defined in section 1361(a) (1) of the Internal Revenue Code of 1986, as amended ("Code")) during the fiscal year preceding the distribution and similar status under state tax statutes comparable to Subchapter S of the Code, if any, to which each of Borrower's shareholders may be subject and (ii) the income tax liabilities, if any, incurred by Borrower's shareholders arising from Borrower's distribution under the foregoing clause.

    (j) ANY MANAGEMENT FEE PAID TO FORWARD INDUSTRIES, INC. BY KOSZEGI INDUSTRIES, INC. SHALL NOT EXCEED $300,000.00 FOR ANY FISCAL YEAR.

4.2 Affirmative Covenants.  Unless 1st Source consents otherwise in writing,
    ----------------------
    until payment in full of the Notes and for so long as 1st Source is obligated to extend credit hereunder, Borrower shall:










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    (a) Maintain accurate and proper books and records; furnish to 1st Source within ninety (90) days after the end of each fiscal year the financial statements of Borrower prepared in accordance with generally accepted accounting principles consistent with prior years unless specifically noted thereon, and furnish to 1st Source within the time periods requested by 1st Source interim financial statements, cash flow, statements and cash flow projections, receivables and payables aging schedules, and such other financial information as is requested from time to time by 1st Source, for the periods requested by 1st Source, all prepared and signed by the chief financial officer of Borrower in accordance with generally accepted accounting principles consistent with prior periods unless specifically noted thereon; and permit periodic audits or other examinations of its books, records, accounts and properties by 1st Source and 1st Source's representatives and submit such additional information as 1st Source may reasonably request;

    (b) Comply with all laws and regulations of any authority applicable to Borrower's business, including without limitation those relating to taxes, the environment and to occupational safety and health;

    (c) Maintain its depository accounts with 1st Source;

    (d) Maintain at all times net worth, including debt subordinated in writing to 1st Source, for FORWARD INDUSTRIES, INC. at least equal to $1,000,000.00 until SEPTEMBER 30, 1996, then 4,000,000.00 thereafter;
        Maintain at all times net worth, including debt subordinated in writing to 1st Source, for KOSZEGI INDUSTRIES, INC. at least equal to $1,500,000.00 until SEPTEMBER 30, 1996, then $4,000,000.00 thereafter;

    (e) Maintain at all times a ratio of total debt to net worth, including debt subordinated in writing to 1st Source, for FORWARD INDUSTRIES, Inc. of not in excess of 5.5: 1 until SEPTEMBER 30, 1996, then 1.75: 1 thereafter; Maintain at all times a ratio of total debt net worth, including debt subordinated in writing to 1st Source, for KOSZEGI INDUSTRIES, INC. of not in excess of 2.25: 1 until SEPTEMBER 30, 1996, then 1.75: 1 thereafter.

    (f) MAINTAIN AT ALL TIMES FOR KOSZEGI INDUSTRIES, INC. A WORKING CAPITAL AT LEAST EQUAL TO $1,500,000.00 UNTIL SEPTEMBER 30, 1996 THEN $2,500,000.00
        THEREAFTER; MAINTAIN AT ALL TIMES FOR FORWARD INDUSTRIES, INC. A WORKING CAPITAL AT LEAST EQUAL TO $500,000.00 UNTIL SEPTEMBER 30, 1996 THEN 3,000,000.00 THEREAFTER;

    (g) MAINTAIN AT ALL TIMES FOR KOSZEGI INDUSTRIES, INC. A CURRENT RATIO OF 1.50:1;
        MAINTAIN AT ALL TIMES FOR FORWARD INDUSTRIES, INC. A CURRENT RATIO OF 1.50:1;

    (h) KOSZEGI INDUSTRIES, INC. SHALL NOT MAKE ANY LOANS, CASH ADVANCES OR INVESTMENT IN FORWARD INDUSTRIES, INC.

5.  Events of Default.  If one or more of the following events of default occur,
    ------------------

    (a) Borrower defaults in the payment of all or part of any installment of interest, principal, or premium (if any) on any of the Notes when the same becomes due (whether by acceleration or otherwise), or defaults in the payment of any other obligation to 1st Source whether now existing or hereafter incurred;

    (b) Borrower does not pay principal or interest on any other indebtedness for borrowed money when due;












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    (c) Any representation or warranty made in any of the Loan Documents or otherwise in writing furnished in connection therewith shall be false or inaccurate in any material respect when made;

    (d) Any one or more of the covenants or agreements contained in any of the Loan Documents is violated, or any other default occurs under any of the Loan Documents;

    (e) Any judgments are rendered against Borrower or Borrower agrees to settle any claim asserted in any litigation or proceeding, except as covered by insurance;

    (f) Borrower or any guarantor of the obligations of Borrower to 1st Source dies, dissolves, becomes insolvent, makes an assignment for the benefit of creditors, applies to any court for the appointment of a trustee or receiver of any substantial part of its assets or commences any proceedings relating to itself under any bankruptcy, receivership, reorganization, arrangement, insolvency, readjustment of debt, dissolution or other liquidation law of any jurisdiction, or any application is filed or proceedings are commenced as described above against Borrower or any such guarantor or Borrower or any such guarantor indicates its approval, consent or acquiescence thereto, or an order is entered appointing such a trustee or receiver or adjudicating Borrower or any such guarantor as a bankrupt or an insolvent or approving the petition in any such proceedings and such order remains in effect for thirty (30) days;

    (g) Any order is entered in any proceedings against Borrower or any such guarantor to create a dissolution or split-up thereof and such order remains in effect for thirty (30) days; or

    (h) Any enforcement action or other proceeding is commenced or threatened or notice is received by a Borrower in any way relating to the environment or discharges into the environment, or any claim is instituted against Borrower in the nature of toxic tort, fear of illness or other health related claim or claim relating to potentially responsible party status at any disposal, storage, recycling or reclamation site to which soils or other materials were taken during or after operations conducted on the property which constitutes Collateral, or any order in any way relating to the environment or discharges into the environment is entered against the Borrower or any of its property by any administrative agency or court.

    then the Notes, and principal of and interest and premium (if any) on the Notes, shall be immediately due and payable without other notice of any kind; and anything contained in the Loan Documents to the contrary notwithstanding, the obligations of 1st Source to extend additional credit, if any, shall cease. Upon the occurrence of an event of default, in addition to all other rights and remedies available to 1st Source, 1st Source may set off any of Borrower's and/or any such guarantor's deposits, certificates of deposit and accounts against indebtedness of Borrower to 1st Source.

6.  Collateral.  The obligations of Borrower under the Loan Documents shall be
    -----------
    secured by the grant of a mortgage upon, security interest in and lien upon the Collateral. Borrower hereby reaffirms each previously signed security agreement and mortgage and all representations, warranties, covenants and agreements therein, and agrees that the liens created thereunder shall secure Borrower's obligations under this Agreement.

7.  Claims Notice.  Borrower agrees to give 1st Source written notice, by
    --------------
    registered or certified mail, of any action or inaction by 1st Source or any agent or attorney of 1st Source in connection with the Loan Documents or the transactions contemplated by the Loan Documents that may be actionable against 1st Source or any agent or attorney of 1st Source or a defense to payment of the Loans for any reason, including, but not limited to, commission of a tort or violation of any contractual duty or duty implied by law. Borrower agrees that unless such notice is given as promptly as possible (and in any event within thirty (30) days) after Borrower has knowledge or




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    with the exercise of reasonable diligence should have had knowledge of any such action or inaction, Borrower shall not assert, and Borrower shall be deemed to have waived, any such claim or defense.

8.  General Provisions.
    -------------------

    (a) All accounting terms as used in this Agreement shall be construed in accordance with generally accepted accounting principles consistent, to the extent applicable, with those applied in the preparation of the financial statements referred to in paragraph 2(d). All references in the Loan Documents to "person" or "party" shall be references to entities and associations as well as natural persons.

    (b) No delay or omission by 1st Source in the exercise of any right or remedy shall waive that right or remedy nor shall any single or partial exercise of any right or remedy preclude other or further exercise of that right or remedy or the exercise of any other right or remedy. All rights and remedies existing under the Loan Documents shall be cumulative and in addition to those other rights provided by law and may be exercised from time to time. No waiver by 1st Source under the Loan Documents shall be effective unless in writing.

    (c) This Agreement shall be binding upon and inure to the benefit of Borrower, 1st Source, and their respective successors, assigns, heirs and personal representatives.

    (d) Unless expressly provided to the contrary, the Loan Documents and all other instruments provided pursuant to the Loan Documents are contracts made under the laws of the State of Indiana and, except to the extent the federal laws of the United States are applicable, shall be interpreted, construed and governed by Indiana laws.

    (e) Notwithstanding anything contained in the Loan Documents, 1st Source shall not be obligated to make any loan to Borrower in an amount in violation of any limitation provided by any applicable statute or governmental regulation.

    (f) All notices from 1st Source to Borrower, or from Borrower to 1st Source, shall be deemed given when mailed by first class mail (except as otherwise required in paragraph 7 or elsewhere in the Loan Documents), postage prepaid, at the addresses set out above or at such other address as is provided by said notice, or if and when delivered personally.

    (g) If any amount owing from Borrower to 1st Source under this Agreement becomes due and payable on a Saturday, Sunday or a day which is a legal holiday for 1st Source, then the due date of that amount shall be extended to the next business day of 1st Source and interest shall be payable at the then applicable rate during such extension of due date.


    (h) Borrower agrees to pay all costs and expenses of 1st Source in connection with the Loans, including all legal fees and expenses and all recording and filing fees.


    (i) Any provisions of this Agreement prohibited or unenforceable under any applicable law shall be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement.

    (j) The Loan Documents, including exhibits and the documents executed pursuant thereto, constitute the entire agreement between the parties with respect to the transactions contemplated by this Agreement. The Loan Documents can be amended only in writing signed by the parties thereto. If Borrower and 1st Source have previously entered into a Loan Agreement, this Agreement shall replace the previous Loan Agreement.









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    (k) Additional Provisions:

        1. The annual financial statement referred by Section 4.2(a) shall be audited by independent certified public accountants acceptable to 1st Source. WITHIN 60 DAYS AFTER THE END OF EACH FISCAL QUARTER CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENT OF FORWARD INDUSTRIES. WITHIN 15 DAYS OF EACH MONTH FINANCIAL STATEMENT OF KOSZEGI INDUSTRIES, INC. AND A PROFIT AND LOSS STATEMENT OF TERRAPIN.

        2. The General Loan Agreement dated MARCH 30, 1996 replaces the General Loan Agreement dated AUGUST 30, 1991 and it's Amendments.

        3. Notwithstanding anything in Section 3 hereof to the contrary, if the Borrowing Base as defined below is less than the dollar amount specified in any Revolving Promissory Note, and executed by Borrower in favor of 1st Source in any principal amount the aggregate principal sum at any time outstanding under the revolving loan, evidenced by such note, shall not exceed the Borrowing Base. For these purposes, Borrowing Base shall mean the sum of (a) EIGHTY percent (80%) of Borrower's accounts receivable which are outstanding for less than SIXTY days from the date of invoice and which are not owed to Borrower from any director, officer or shareholder thereof. Borrower shall execute and deliver to 1st Source on and as of the date of such Revolving Promissory Note and (i) within ten (10) days after the end of each month as the last day of the prior month, and
           (ii) at the time of any request for an advance of funds under such Loan as of a date not more than three (3) days prior to such request, a borrowing base certificate in form satisfactory to 1st Source setting forth the Borrowing Base. Each borrowing base certificate delivered to 1st Source shall be prepared and signed by the chief financial officer of Borrower.

9.  Jury Trial Waiver.
    ------------------

    DUE TO THE HIGH COST AND TIME INVOLVED IN COMMERCIAL LITIGATION BEFORE A JURY, 1ST SOURCE AND BORROWER WAIVE ALL RIGHT TO A JURY TRIAL ON ALL ISSUES IN ANY ACTION OR PROCEEDING RELATED HERETO OR TO THE TRANSACTIONS CONTEMPLATED HEREBY OR TO ANY DOCUMENTS EXECUTED IN CONNECTION HEREWITH, AND NO ATTEMPT SHALL BE MADE TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION OR PROCEEDING WITH ANY OTHER ACTION OR PROCEEDING IN WHICH THERE IS A TRIAL BY JURY OR IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

1ST SOURCE BANK                         BORROWER: KOSZEGI INDUSTRIES, INC. AND
                                                  FORWARD INDUSTRIES, INC.

                                        KOSZEGI INDUSTRIES, INC. AND

By: s/ Robert L. Jamieson               By: s/ Michael Schiffman
    -------------------------------         ------------------------------------
    ROBERT L. JAMIESON, VICE PRESIDENT           MICHAEL SCHIFFMAN, EXECUTIVE
                                                 VICE PRESIDENT

                                        FORWARD INDUSTRIES, INC.


                                        By: s/ Michael Schiffman
                                            ------------------------------------
                                        Its  Executive Vice President
                                            ------------------------------------
Agreed to and accepted,
"GUARANTORS:"


s/ Theodore H. Schiffman
- - ------------------------------
   THEODORE H. SCHIFFMAN







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